Exhibit 99.2B

April 18, 2011

Dear Pete,

Your prior offer letter with Carbonite, Inc. (the “Company” or “us”) indicated that the vesting of options granted to you by the Company would accelerate in the event of a change of control of the Company so that 50% of the unvested options would be vested if you were terminated without cause or constructively terminated within six months after the change of control. In fact, the Company’s board of directors approved, and the option agreement(s) executed by you provide, for more generous terms — all of your options will vest if you are terminated without cause or constructively terminated within twelve months after a change of control of the Company. This provision is consistent with the Company’s vesting policy for employees employed at the level of vice president or higher. By signing below, you acknowledge and confirm that the terms of your executed option agreement(s) govern the vesting of your options and supercede any terms that are in the offer regarding the vesting of options in connection with a termination after a change of control, and you affirm the other provisions of your existing offer letter.

Sincerely,

CARBONITE, INC.

/s/ David Friend
David Friend
CEO

Employee:

/s/ Peter T. Lamson
(Sign Name)

PETER T. LAMSON
(Print Name)

Date: 4/20/2011

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